Exhibit 99.1

4600 S. Ulster Street
Suite 1225
Denver, CO 80237
(720)287-3093

Assure Holdings Appoints Leading Orthopaedic and Spinal Surgeon Isador Lieberman to Medical Advisory Committee

DENVER, March 18, 2021 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (TSXV: IOM; OTCQB: ARHH), a provider of intraoperative neuromonitoring services (“IONM”), announced the appointment of Isador Lieberman, M.D., M.B.A, FRCSC to the Company’s Medical Advisory Committee. Dr. Lieberman will apply his surgical and clinical research expertise to projects Assure is undertaking in collaboration with surgeons at the internationally renowned Texas Back Institute to determine how IONM contributes to safety, efficacy and positive outcomes during complex and invasive procedures.

“It is an honor to have Dr. Lieberman’s guidance, input and collaboration as we develop and implement clinical research in the IONM space,” said John A. Farlinger, Assure’s executive chairman and CEO. “Assure believes we will be a leader in the development of clinical research relating to IONM including facilitating improvements in integration, techniques and tools available, as well as the advancement and optimization of patient care. Further, given the significance insurance companies put on data-driven studies, we believe the clinical research we produce will help support our revenue cycle management team and act as a catalyst for the signing of new in-network agreements.”

Dr Lieberman said, “I am pleased to have been asked to contribute to Assure’s Medical Advisory Committee and look forward to helping drive a clinical research collaboration including both retrospective and prospective studies. Surgeons at the Texas Back Institute are eager to partner with Assure and produce data driven studies on the impact of intraoperative neurophysiologic monitoring.”

Dr. Lieberman is a fellowship trained Orthopaedic and Spinal Surgeon. He is board certified by the American Board of Orthopaedic Surgery and holds specialist certification from the Royal College of Physicians and Surgeons of Canada. Dr. Lieberman completed medical school and residency at the University of Toronto and completed Spine Surgery and Trauma Surgery fellowships at the Toronto Hospital in Canada and at Queen’s Medical Center in Nottingham, England.

Dr. Lieberman joined the Texas Back Institute in 2010 and is currently the president and director of its scoliosis and spine tumor program. Prior to joining Texas Back Institute he served as teaching faculty at the University of Toronto, then was recruited to the Cleveland Clinic. His research interests include; clinical outcomes in spinal surgery, biomechanics of spinal implants, robotics for spinal surgery and disc replacement technologies. Dr. Lieberman has conceived and developed a number of spinal surgery instruments and implants and holds over thirty issued U.S. patents. He has been recognized internationally for contributions to minimally invasive/endoscopic spinal surgery and robotics and navigation for spine surgery.

In addition, Dr. Lieberman established the Uganda Spine Surgery Mission. Over the past fifteen years this organization has provided more than 250 operations to Ugandans afflicted with spinal ailments including scoliosis. To support the Mission’s efforts, Dr. Lieberman has helped assemble a dedicated team of over 100 volunteers and raised more than one million dollars.

4600 S. Ulster Street
Suite 1225
Denver, CO 80237
(720)287-3093

Assure’s Medical Advisory Committee reports directly to the Company’s Board of Directors. Its purpose is to establish and maintain best practices for Assure’s clinical operations, review quality assurance measures established by the Company and oversee research and innovation initiatives. This committee is chaired by Dr. Chris Rumana, current independent director of Assure and former neurosurgeon. Other members of this committee currently include Dr. Lieberman and Assure directors Preston Parsons and Steven Summer.

About Assure Holdings

Assure Holdings Corp. is a Colorado-based company that works with neurosurgeons and orthopedic spine surgeons to provide a turnkey suite of services that support intraoperative neuromonitoring activities during invasive surgeries. Assure employs its own staff of technologists and uses its own state-of-the-art monitoring equipment, handles 100% of intraoperative neuromonitoring scheduling and setup, and bills for all technical services provided. Assure Neuromonitoring is recognized as providing the highest level of patient care in the industry and has earned the Joint Commission’s Gold Seal of Approval®. For more information, visit the company’s website at www.assureneuromonitoring.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of applicable securities laws, including but not limited to: comments with respect to strategies; expectations; planned operations; future actions of the Company; the Company’s growth potential; the appointment of Dr. Lieberman and the expected effects thereof; the Company’s status in the IONM industry in relation to clinical research and the Company’s revenue and ability to obtain new in-network agreements. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to: the uncertainty surrounding the spread of COVID-19 and the impact it will have on the Company’s operations and economic activity in general, that the Company’s actions taken during the COVID-19 health crisis will be effective, the Company’s ability to continue to expand into other markets, the appointment of Dr. Lieberman may not improve the Company’s clinical research studies and help drive clinical research collaboration; insurance companies may not continue to value data-driven studies; the development of Assure’s clinical research may not result in the signing of new in-network agreements; and the risks and uncertainties discussed in our most recent annual and quarterly reports filed with the Canadian securities regulators and available on the Company’s profile on SEDAR at www.sedar.com, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on forward-looking statements. Except as required by law, Assure does not intend, and undertakes no obligation, to update any forward-looking statements to reflect, in particular, new information or future events.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact

Scott Kozak, Investor and Media Relations
Assure Holdings Corp.
1-720-287-3093
Scott.Kozak@assureiom.com